EXHIBIT 21.5
List of Subsidiaries and Affiliates
of
The Boston Beer Company, Inc.
as of
December 29, 2007
BBC Brands, LLC
(a Massachusetts limited liability company)
BBC Keg Company, LLC
(a Delaware limited liability company)
Boston Beer Corporation
(a Massachusetts corporation)
Boston Beer Corporation Canada Inc.
(a Canadian business corporation)
Boston Brewing Company, Inc.
(a Massachusetts corporation)
Freetown Acquisition Company, LLC
(a Massachusetts limited liability company)
SABC Realty, Ltd.
(an Ohio limited liability company)
Samuel Adams Brewery Company, Ltd.
(an Ohio limited liability company)
Samuel Adams Pennsylvania Brewery Company
(a Pennsylvania limited liability company)